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                                                                   EXHIBIT 10.30

                            [ZIFF DAVIS MEDIA LOGO]

                                                         November 15, 2002

PERSONAL AND CONFIDENTIAL
Mr. Derek Irwin
880 Fifth Avenue, 6A
New York, NY  10021

Dear Derek:

         We are pleased to extend to you our offer of employment with Ziff Davis Media Inc. (ZDM) as Senior Vice President, Finance for the company. You will report to me, the Chief Operating Officer and CFO. As we have discussed, this is an important position at ZDM, and it will certainly give you the opportunity to make a major contribution to our business. The challenges for ZDM now and in the future are substantial. We welcome your playing a key role in defining and building-out the systems, procedures and longer-term financial vision for ZDM and in leading the organization in the achievement of that vision.

         This letter sets forth the terms of our offer:

BASE SALARY

         Your annual base salary will be $225,000. You will be eligible for an annual review in which your base salary and other compensation may be adjusted on a discretionary basis. Your initial review will occur on approximately the first anniversary of your starting date with ZDM and subsequent reviews will occur approximately at the time that other members of the management team receive their reviews. Base salary will be paid in accordance with ZDM's standard payroll policies as may be in effect from time to time. Currently, base salary is paid on the 15th and the last day of each month.

ANNUAL INCENTIVE BONUS

         Your annual incentive bonus target for 2003 will be approximately $100,000 and will be based on ZDM's operating performance as well as specific quantitative and qualitative objectives that we will mutually develop at the beginning of the year.

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Mr. Derek Irwin
November 15, 2002
Page 2

LONG-TERM INCENTIVE PROGRAM

         You will be granted options to purchase shares of ZDM preferred and common stock at approximately the time that options initially are granted to other members of ZDM's management team. We currently expect these grants to occur in the fourth quarter of 2002. The amount of such options, their respective exercise prices, vesting dates and other terms and conditions, will be as set forth in the option agreement(s) reflecting your grant. Your grant will be contingent upon your execution of such option agreement(s).

MEDICAL, DENTAL, LIFE AND DISABILITY INSURANCE AND OTHER BENEFITS

         You will be eligible to participate in the standard ZDM benefits programs that may be in effect from time to time. Your rights and eligibility under each benefits plan will be governed by the terms of such plan. Under ZDM's current plans, you would be eligible to participate in medical, dental, life and disability insurance, and flexible spending and dependent care accounts, effective on the 1st day of your employment with ZDM.

401(k) PROGRAM

         You will be eligible to participate in ZDM's 401(k) plan that may be in effect from time to time. Your rights and eligibility under each benefits plan will be governed by the terms of such plan. Under ZDM's current 401(k) plan, you would be eligible to participate effective on the 1st day of your employment with ZDM. Among other provisions, ZDM's current 401(k) plan provides that each pay period ZDM will make a matching contribution equal to 50% of the contribution you make up to 4% of your salary (i.e., the matching contribution may be up to 2% of your salary), with such matching contributions vesting over a period of 3 years.

SEVERANCE

         If you are terminated by ZDM for any reasons other than Cause, you will be entitled to receive severance payments as set forth below, in an aggregate amount equal to 6 months of your base salary, if within 30 days of such termination you execute and deliver to ZDM a general release in favor of ZDM, its affiliates and their respective directors, officers, employees, agents and representatives, in form satisfactory to ZDM. Severance payments will be paid each normal pay period following the date of your termination, with the gross amount of each such payment equaling the portion of your gross base salary that would have been paid to you on such date had you remained in ZDM's employ; provided that the aggregate severance payment shall not exceed 6 months of your base salary. All such severance checks shall be subject to applicable withholdings. If you voluntarily elect to terminate your employment with ZDM, you will not be eligible for severance pay. If you are terminated for Cause all obligations of ZDM hereunder will immediately terminate. For purposes of this letter, "Cause" shall mean gross negligence in the performance of your duties; commission of a felony; misappropriation, embezzlement, fraud, or dishonesty; any act or omission which is materially injurious to the reputation of ZDM; or the willful failure to carry out written instructions of ZDM consistent with your duties under this letter.

VACATION

         You will receive 3 weeks of vacation per year beyond the company holidays.

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Mr. Derek Irwin
November 15, 2002
Page 3

         Your employment will be on an "at will" basis and may be terminated by either you or ZDM at any time, with or without advance notice or warning, for any reason or no reason. You will be subject to ZDM's employment policies in effect from time to time. ZDM reserves the right to at any time to change its employment policies and the terms of (or to discontinue) any of its benefits plans. This letter contains the entire agreement of the parties with respect to the subject matter hereof, and supersedes all other discussions, negotiations and understandings, whether written or oral, with respect to such subject matter. This letter may not be amended except in a writing signed by each party. Signatures received via facsimile shall be deemed originals for all purposes.

         We are extremely pleased to offer you this opportunity to join ZDM and Bob Callahan and I, personally, look forward to once again working with you. Please indicate your agreement with the terms of this letter by signing below and returning your signed copy to me.

         I look forward to your long and prosperous relationship with Ziff Davis Media Inc.

                                                 Sincerely,

                                                 Bart W. Catalane
                                                 Chief Operating Officer and CFO

cc:      Bob Callahan

AGREED AND ACCEPTED:

/s/ Derek Irwin                                  November 19, 2002
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Derek Irwin                                      Date